EXHIBIT 10.61

                              EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (hereinafter referred to as the "Agreement") is made as of the 7th day of April, 1998, in Lakewood, Colorado, by and between CAPITAL ASSOCIATES, INC., a Delaware corporation and CAPITAL ASSOCIATES INTERNATIONAL, INC., a Colorado corporation (hereinafter collectively referred to as the "Corporations"), and James D. Walker (hereinafter referred to as "Mr. Walker").

1.  EMPLOYMENT.  The Corporations hereby employ Mr. Walker and Mr. Walker hereby
accepts   employment  with  the  Corporations  upon  the  terms  and  conditions hereinafter set forth.

2. TERM. Subject to the provisions set forth in SECTION 6 of this Agreement, the original term of this Agreement shall commence on the 7th day of April, 1998 and continue to the end of the Corporations' fiscal year, May 31, 2001, Thereafter, the Term of this Agreement shall be automatically renewed for successive one (1) year periods unless prior written notice to the contrary is given by the Corporations or Mr. Walker to the other on or before sixty (60) days prior to the expiration of the original Term hereof or each such successive one (1) year renewed Term(s), as the case may be.

3.  DUTIES.

    a. OFFICES. Mr. Walker is engaged as President and Chief Executive Officer of the Corporations, which is in addition to his existing offices as Director and Chairman of the Board of the Corporations, with the powers, authority, duties and responsibilities specified at any time and from time to time by a majority of the Board and as set forth in the Bylaws of the Corporations. Mr. Walker also agrees to perform such other executive services as shall from time to time be reasonably assigned to him by the Boards of Directors of the Corporations ("Boards").

    b. EXTENT OF SERVICE. Mr. Walker shall diligently devote his business time, attention and energies to the performance of his duties under this Agreement and shall exert his best efforts in furtherance of the business of the Corporations; provided, however, that it is hereby acknowledged by the Corporations that Mr. Walker continues his employment with MCC Financial Corporation ("MCC"), which holds approximately 57% of the common stock of Capital Associates, Inc. Mr. Walker will continue to devote a portion of his business time toward his duties and obligations at MCC. In the event any issues or actions occur that present an apparent conflict of interest between the Corporations and MCC, Mr. Walker hereby agrees to remove himself so as to permit others with no such conflicting relationship to resolve such issues or actions or, in the alternative, represent only the Corporations in such matters. Mr. Walker also agrees to exert his best efforts to preserve for the benefit of the Corporations the good will of the Corporations' clients and those who may have business relations with it.

4.  COMPENSATION.

    a. BASE SALARY DURING EMPLOYMENT. Commencing on the Effective Date, Mr. Walker's base salary shall be $ 325,000.00 per year on an annualized basis ("Base Salary"), subject to increase at any time during the Term of this Agreement by the Compensation Committee of the Boards (the "Compensation Committee"), in its sole and absolute discretion. In determining whether an increase in the Base Salary is appropriate at any time during the Term of this Agreement, the Compensation Committee shall consider, among other things, (a) profitability of the Corporations, (b) the market value of Capital Associates, Inc. common stock as reflected from time to time on the NASDAQ NMS, and (c) such other factors as the Compensation Committee deems appropriate, in its sole and absolute discretion. Base Salary shall be payable in accordance with the Corporations' prevailing payroll policies.

    b. INCENTIVE COMPENSATION. In addition, to compensate Mr. Walker for his contributions to the overall success of the Corporations as reflected in their earnings and in enhanced value to stockholders, and to the extent that the Corporations reach the goals in the Business Plan for each fiscal year, incentive compensation will be in such form and amount as the Compensation Committee of the Board shall determine, in its sole discretion. For each of the fiscal years covered by the Term of this Agreement, Mr. Walker will be entitled to receive a bonus payment of 4% (the "Base Incentive Payment Percentage") of the Corporations's pre-tax earnings for each such fiscal year (the "Base Incentive Payment"). The Base Incentive Payment will be adjusted either up or down by adjusting the Base Incentive Payment Percentage in an amount equal to the percentage change in the average closing price of the Corporations's stock for the last four months of the applicable fiscal year as compared to the same period in the prior fiscal year; provided, however, that in no event shall the Base Incentive Payment Percentage be adjusted lower than 3% or higher than 6%. The timing of the payment of the Base Incentive Payment shall be the same as similar payments made to other employees of the Corporations. For the Corporations' fiscal year ending May 31, 1998, the Base Incentive Payment shall be pro-rated to cover the portion of the fiscal year Mr. Walker serves as President and Chief Executive Officer, April 7, 1998 through May 31, 1998.

    c. STOCK OPTION. Pursuant to a stock option agreement in the form attached as EXHIBIT A to this Agreement and incorporated herein by this reference, Mr. Walker will be granted, on and as of the commencement of each of the Corporations fiscal years during the Term hereof, an option (the "Stock Option") under the Corporations 1996 Stock Option Plan, to purchase up to 10,000 shares of common stock of the Capital Associates, Inc. ("Stock"), the terms and conditions of which are set forth in the Stock Option Agreement attached as EXHIBIT A hereto. This Stock Option commitment on the part of the Corporations will not be in lieu or preclude any other grants the Corporations may decide to provide Mr. Walker.

    d. DIRECTORS FEES. Mr. Walker, as Chairman of the Board, will continue to receive Directors Fees under and pursuant to the current policies of the Corporations for Director's compensation.

    e. OTHER BENEFITS DURING EMPLOYMENT. Mr. Walker will continue to look to and participate in MCC's SEP/IRA plans and employee benefit programs for insurance (life, medical, dental, prescriptions, disability , etc.) which are offered to the employees of MCC. All of the benefits described in the preceding sentence shall be in accordance with current personnel policy.

    f. EXPENSES. Mr. Walker is authorized to incur reasonable expenses for promoting the business of the Corporations, including expenses for meals, travel, and other similar items. The Corporations shall reimburse the Mr. Walker for all such expenses upon the presentation by the Mr. Walker, from time to time, of an itemized accounting for such expenditures.

    g. SEVERANCE. Upon termination of his employment with the Corporations, Mr. Walker may be entitled to the severance benefits in accordance with SECTION 6.c., below.

    h.  PERSONAL TIME.  Mr. Walker shall be entitled to take two hundred sixteen
(216) hours of paid personal time per year; provided, however, that the Mr. Walker shall not take more than two (2) consecutive weeks of personal time, unless due to illness, in any single instance.

5. O&D INSURANCE AND INDEMNIFICATION. Mr. Walker will be entitled to the same officer and director liability insurance and indemnification as other officers and directors of the Corporations for any period during which Mr. Walker served or serves in such capacities. The Corporations hereby agree to indemnify, protect, defend and hold Mr. Walker harmless to the fullest extent permitted by the Delaware and Colorado General Corporation Laws, as the same now exist or may hereafter be amended, with regard to the performance of his duties to the Corporations as Director, Chairman of the Board, President and Chief Executive Officer.

6.  TERMINATION.

    a. DISABILITY. In the event that during the term of this Agreement, Mr. Walker shall become disabled by accident or by illness so as to be unable to perform the duties required of him/her under this Agreement for a period of ninety (90) consecutive days, then the Corporations may, at the expiration of such ninety (90) day period, suspend the Mr. Walker's services and the Corporations' obligation and duties under this Agreement for the continuing period of his disability by notice to him in writing and, if the Mr. Walker does not resume the duties required of him/her within ninety (90) days of the date he first became so disabled, this Agreement and all of the rights, duties, and obligations hereunder shall terminate except that the restrictions imposed on Mr. Walker as set forth in SECTION 7 of this Agreement and the remedies available to the Corporations as set forth in such Sections shall remain in effect.

    b. "For Cause" Termination. Anything herein to the contrary notwithstanding, upon the happening of any one of the following events, the Corporations may terminate this Agreement by giving Mr. Walker written notice of of such termination: (i) an act or omission of Mr. Walker constituting Cause (as defined below); or (ii) a violation by Mr. Walker of any of the provisions of
SECTION 7. hereof. For the purpose of clause (i) of this SECTION 6.b., "Cause" shall mean (A) conviction in a court of law of any crime or offense involving money or other property of the Corporations or any of its affiliates, or (B) the determination by the Corporations, acting in good faith, that Mr. Walker has knowingly and willfully committed an offense described in clause (A) above or committed an act of fraud with respect to money or other property of the Corporations or an affiliate of the Corporations. Termination pursuant to this
SECTION 6.b. shall be effective five (5) days after the date of such notice or as otherwise provided therein.

The Corporations' right of termination pursuant to this SECTION 6.b. shall be in addition to the rights and remedies available to the Corporations at law or in equity and such rights and remedies shall survive termination of this Agreement.

In the event of termination of this Agreement pursuant to this SECTION 6.b., Mr. Walker shall have no right to receive any compensation for any period subsequent to the date of such termination, except for any pro-rated or other amounts earned prior to such termination.

    c. TERMINATION OTHER THAN "FOR CAUSE." In the event of termination of this Agreement for any reason other than as set forth in SECTION 6.b., Mr. Walker shall be entitled to receive the greater of (i) three (3) times the annual Base Salary, or (ii) the Base Salary for the remainder of the Term, plus the pro-rated amount of the Incentive Compensation for the fiscal year in which such termination occurs.

A "Change of Control" of the Corporations (as defined in the immediately following paragraph) shall be deemed a termination of Mr. Walker other than "for cause" for purposes of determining Mr. Walker's payment under SECTION 6.c., and Mr. Walker's Stock Options shall immediately vest upon such Change of Control. However, Mr. Walker may choose not to exercise his Stock Option in full in connection with the Change of Control, if the Surviving Corporation issues/grants replacement stock options to acquire shares of stock of the Surviving Corporation to Walker, having comparable value and substantially the same terms as Mr. Walker's Stock Option.

A "Change of Control" shall be deemed to occur upon the happening of any of the following events: (i) the Board adopts a resolution to the effect that a change of control has occurred or is anticipated to occur and such change of control does in fact occur; (ii) any change of control of the Corporations of a nature that is required to be reported on Form 8-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (iii) individuals who then constitute the Board of the Capital Associates, Inc. cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of such directors on the Board prior to such election or nomination; (iv) the approval by the stockholders of the Capital Associates, Inc. of any merger or consolidation of Capital Associates, Inc. with any other corporation or entity or the sale or other disposition of all or substantially all the assets of the Corporations to any other person, corporation or entity (such other corporation or entity in the case of a merger, consolidation or sale of all or substantially all of the assets of the Corporations being referred to herein as the "Surviving Corporation"), and (v) any person (within the meaning of Section 13(d) of the Exchange Act), other than MCC, becomes the beneficial owner (directly or indirectly) of securities of the Corporations representing 50% or more of the combined voting power of the Corporations's then outstanding securities entitled to vote generally in the election of directors.

    d. VOLUNTARY TERMINATION BY MR. WALKER. In the event Mr. Walker voluntarily terminates his employment with the Corporations during the Term of this Agreement, Mr. Walker shall receive no severance payments.

    e. EXPENSE REIMBURSEMENT. In the event Mr. Walker's employment is terminated (without regard to the reason for such termination), Mr. Walker will be reimbursed for reasonable expenses, including travel and entertainment expenses, incurred by him on behalf of the Corporations while he was an employee of the Corporations and for which he submits to the Corporations properly completed expense report/reimbursement forms on or before the 15th business day following his termination date.

    f. OTHER PAYMENTS. In the event Mr. Walker is terminated by the Corporations other than "for cause" (or is treated as if terminated other than "for cause") during the Term of this Agreement, Mr. Walker shall receive the following termination benefits from the Corporations, in addition to the termination payments referenced in SECTION 2, above:

    (i) The Corporations agree to pay to MCC all costs necessary to maintain in full force and effect the SEP/IRA plans and all medical, health and other similar insurance on behalf of Mr. Walker and his immediate family, on the terms and conditions in effect for Mr. Walker on the Termination Date for the period for which Mr. Walker receives severance payments as set forth in
    SECTION 6. c., above and COBRA benefits thereafter commencing on the first anniversary date of his termination date.

    (ii) The Corporations will pay to Mr. Walker his share of any bonuses declared by the Compensation Committee, prorated based upon the aggregate dollar amounts of the bonus and Mr. Walker's employment for the portion of the year prior to his termination date; provided, however, that Mr. Walker acknowledges that nothing contained herein shall obligate the Compensation Committee to declare any such bonus or give Mr. Walker a legal right to enforce the declaration of such bonus.

7. NON-DISCLOSURE AND NON-USE OF CONFIDENTIAL INFORMATION. Except as set forth below, Mr. Walker agrees that all Confidential Information (as defined below) and all physical embodiments thereof are confidential to the Corporations. Mr. Walker agrees that he will not at any time, directly or indirectly, use, disclose or make available to any person, concern or entity any Confidential Information, except with the prior written consent of the Corporations or as may be required by law.

"Confidential Information" shall be broadly defined to include any and all data and information relating to the business of the Corporations, including without limitation: (i) information and material relating to lessee and investor relations; (ii) lease and financing documentation; (iii) financial and accounting affairs of the Corporations; (iv) business agreements with vendors and lenders; (v) pricing information; (vi) customer lists; (vii) business plans and strategies; (viii) any and all information relating to present or proposed Corporations' debt or equity products; (ix) marketing plans and data; (x) trade secrets; and (xi) any other information that Mr. Walker knows or should know is treated as confidential by the Corporations. "Confidential Information" shall not include any data or information that has been voluntarily disclosed to the public by the Corporations or that otherwise enters the public domain by lawful means.

8. AGREEMENT NOT TO SOLICIT EMPLOYEES OR OTHERS. Mr. Walker agrees that, through and including the third annual anniversary of his Termination Date, he will not, directly or indirectly, (i) solicit, induce, interfere with or hire away, or assist any third party in soliciting, diverting, interfering with or hiring away any part-time or full-time employee of the Corporations, whether or not such employment is pursuant to a written agreement, is for a specified term or is "at will," (ii) induce or attempt to induce any customer, to cease doing business with the Corporations, or in any way interfere with the relationship between any such party and the Corporations, and (iii) retain as an employee any former part-time or full-time employee of the Corporations within six months following such employee's termination of employment with the Corporations.

9. AGREEMENT INCLUSIVE. This Agreement supersedes any and all consulting, employment or other agreements, whether written or oral by and between the Mr. Walker and the Corporations and any and all such prior Agreements are hereby canceled effective as at the date of this Agreement.

10. BENEFIT. This Agreement shall inure to the benefit of and be binding upon the Corporations, its successors and assigns, including, but not limited to, (i) any corporation(s) which may acquire all or substantially all of Corporations' assets and business, (ii) any corporation(s) with or into which the Corporations may be consolidated or merged; (iii) any corporation(s) that is the successor corporation(s) in a share exchange, and Mr. Walker's heirs, guardians and personal and legal representatives. Mr. Walker may assign any of his financial or monetary rights under this Agreement to an immediate family member (i.e., wife or children). Mr. Walker may not assign any of his rights under this Agreement to anyone other than a family member or any of his obligations under this Agreement, without the prior written consent of the Board. The Corporations may not assign any of its rights or obligations under this Agreement without the prior written consent of Mr. Walker.

11. REMEDIES. The Corporations and Mr. Walker will be entitled to enforce their respective rights under this Agreement, specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which they may be entitled. The Corporations and Mr. Walker agree that monetary damages may not be an adequate remedy for breach of the provisions of this Agreement and that either of them may, in their sole discretion, apply to any court for specific performance and/or injunctive relief in order to enforce or prevent violations of this Agreement.

12. MODIFICATION AND WAIVER. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

13. GOVERNING LAW. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Colorado.

14. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties, and may be amended, waived, changed, modified, extended or rescinded only by a writing signed by the party against whom any such amendment, waiver, change, modification, extension or rescission is sought.

15. NOTICES. All notices and communications hereunder shall be in writing and shall be deemed given upon personal delivery or three (3) days after deposit with the U. S. Postal Service, postage prepaid, by registered or certified mail, return receipt requested, and, if intended for the Corporations, shall be addressed to the attention of the Legal Department, Capital Associates, Inc., at 7175 West Jefferson Avenue - Suite 4000, Lakewood, Colorado 80235, or at such other address of which the Corporations shall have given notice to the Mr. Walker in the manner herein provided, and if intended for the Mr. Walker, shall be addressed to him at 7175 West Jefferson Avenue Suite 4000, Lakewood, Colorado 80235 or at such other address of which the Mr. Walker shall have given notice to the Corporations in the manner herein provided.

16. SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.

"CORPORATIONS"

Capital Associates, Inc.,
     a Delaware corporation

By:    /s/Anthony M. DiPaolo
       ----------------------------
Name:  Anthony M. DiPaolo
       ----------------------------
Its:      Senior Vice President
       ----------------------------

Capital Associates International, Inc.,
     a Colorado corporation

By:    /s/Anthony M. DiPaolo
       ----------------------------
Name:  Anthony M. DiPaolo
       ----------------------------
Its:      Senior Vice President
       ----------------------------

"MR. WALKER"

       /s/James D. Walker
       ----------------------------
            James D. Walker

The foregoing agreement and been reviewed and approved by the Special Committee of Non-Employee Directors of the Corporations this 12th day of May, 1998


/s/James D. Edwards
---------------------------
James D. Edwards, Chairman

                                    EXHIBIT A
                                       TO
                              EMPLOYMENT AGREEMENT
                            DATED AS OF APRIL 7, 1998
                                 BY AND BETWEEN
                            CAPITAL ASSOCIATES, INC.
                                       AND
           CAPITAL ASSOCIATES INTERNATIONAL, INC. (THE "CORPORATIONS")
                                       AND
                         JAMES D. WALKER ("MR. WALKER")

                                 STOCK OPTIONS.

During the term of this Agreement, Mr. walker shall be entitled to the following stock option grants under the 1996 Stock Option Plan of Capital Associates, Inc. or any replacements or substitutions thereof (the "Plan"). The Plan is for the benefit of the Employees of the Corporations and due to the special capacity of Mr. Walker in and to the Corporations and to make Mr. Walker's transition to an employee of the Corporations equitable, the following grants and vesting are hereby agreed to by the Corporations:

1. AUTOMATIC ANNUAL OPTION GRANTS. During the term of this Agreement, Mr. Walker, who is serving as a member of the Board of Directors of the Corporations (the "Board") shall automatically be granted on the first day of each of the Corporations' fiscal years (the "Grant Date"), an option to purchase 5,000 Shares of the common stock of Capital Associates, Inc., par value $.008 per share.

2. EXECUTIVE COMMITTEE ANNUAL OPTION GRANTS. In addition, Mr. Walker, who is serving as member of the Executive Committee shall automatically be granted on each Grant Date an additional option to purchase 5,000 Shares.

3. VESTING. No portion of any option granted under the Plan during any fiscal year of the Corporations shall be exercisable and vest, in whole or in part, prior to the close of business on the last day of such fiscal year.

4. INCORPORATION OF THE PLAN. All others terms, conditions and provisions of the Plan are hereby incorporated by this reference.